EXHIBIT 99A

                     PORTIONS OF THE PROXY STATEMENT FOR THE
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 1999

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Q:   Is my vote confidential?

A: Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Vista and its stockholders. Generally, only the judge of election and/or employees of Continental Stock Transfer & Trust Company processing the votes will have access to your name. They will not disclose your name as the author of any comments you include on the proxy card unless you ask that your name be disclosed to management.

--------------------------------------------------------------------------------

Q:   Who will count the votes?

A: Employees of Continental Stock Transfer & Trust Company will tabulate the votes and one of these employees will act as judge of election at the annual meeting.

--------------------------------------------------------------------------------

Q:   What shares are included in the proxy card?

A: The shares listed on your card sent by Continental Stock Transfer & Trust Company represent all the shares of Common Stock held in your name (as distinguished from those held in "street" name), including those held in the dividend reinvestment plan. You will receive a separate card or cards from your broker if you hold shares in "street" name.

--------------------------------------------------------------------------------

Q:   What does it mean if I get more than one proxy card?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, Continental Stock Transfer & Trust Company, at 1-800-509-5586.

--------------------------------------------------------------------------------

Q:   Who will be soliciting proxies on behalf of Vista?

A: Vista has retained Continental Stock Transfer & Trust Company to solicit proxies from stockholders. Some of the officers and other employees of Vista also may solicit proxies personally, by telephone and by mail. Vista will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

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Q:   Who can I call with any questions?

A:   You may call Continental Stock Transfer & Trust Company at 1-800-509-5586.


                               BOARD OF DIRECTORS

THIS SECTION GIVES BIOGRAPHICAL INFORMATION ABOUT OUR DIRECTORS AND DESCRIBES THEIR MEMBERSHIP ON BOARD OF DIRECTORS' COMMITTEES, THEIR ATTENDANCE AT MEETINGS AND THEIR COMPENSATION.


                              ELECTION OF DIRECTORS
                              Item 1 on Proxy Card

Vista has ten directors who are divided into three classes: three directors are in Class A; four directors are in Class B; and three directors are in Class C. Each director holds office for a three-year term. The terms of the classes are staggered, so that the term of office of one class expires each year.

At this meeting, the stockholders elect three Class A directors. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the three nominees for Class A director. All of the nominees are recommended by the Board of Directors:

                                 Barbara Harding
                                  Mark A. Reda
                                J. Marshall Wolff

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees should be unable to act as a director. However, if any director is unable to stand for re-election, the Board of Directors will designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

There is cumulative voting for directors. The stockholders can multiply the number of shares that they are entitled to vote by the number of directors to be elected. The stockholders can then take the product of this multiplication and cast all of these votes for one nominee or distribute these votes among two or more nominees. For example, if you can vote 100 shares and there are three nominees to be elected as Class A directors, you can cast 300 votes for one of these nominees or cast 100 votes for each of three nominees. Most of our stockholders cast their votes evenly for all nominees.

The following information includes the age of each nominee and current director as of the date of the meeting.

--------------------------------------------------------------------------------

Class A Directors And Nominees For Class A Director Whose Term Expires In 2002

     BARBARA HARDING, 52
     Director of Vista since 1988; director of the Phillipsburg National Bank and Trust Company ("PNB") since 1985; and director of Twin Rivers Community Bank ("Twin Rivers") since 1990. Chief Executive Officer of PNB from 1985 to 1997. Current President and Chief Executive Officer of Vista and current Chairperson of the Board of Directors of PNB.

     MARK A. REDA, 47
     Director of Vista since 1988 and director of PNB since 1987. Vice President of Lou Reda, Inc., a vendor of office furniture.

     J. MARSHALL WOLFF, 52
     Director of Vista since 1998 and director of Twin Rivers since 1990. President of Kressler, Wolff & Miller, Inc., an independent insurance agency.

--------------------------------------------------------------------------------

Class B Directors Whose Term Expires in 2000

     HAROLD J. CURRY, 67
     Director of Vista since 1988; director of PNB since 1978; and director of Twin Rivers since 1990. Current Chairman of the Board of Directors of Vista. Attorney-at-law.

     DALE F. FALCINELLI, 50
     Director of Vista since 1993 and director of Twin Rivers since 1990. Principal in D.F. Falcinelli, Inc., a management consulting company.

     BARRY L. HAJDU, 50
     Director of Vista, PNB and Twin Rivers since 1997. President of Hajdu Construction, Inc., building contractors.

     MARC S. WINKLER, 42
     Director of Vista and Twin Rivers since 1990. Current Executive Vice President of Vista; President and Chief Executive Officer of Twin Rivers since 1996; President of Twin Rivers from 1990 to 1996.

--------------------------------------------------------------------------------

Class C Directors Whose Term Expires in 2001

     RICHARD A. CLINE, 65
     Director of Vista since 1988; director of PNB since 1979; and director of Twin Rivers since 1990. Current Vice-Chairman of the Board of Directors of Vista and current Chairman of the Board of Directors of Twin Rivers. Retired.

     JAMES T. FINEGAN, JR., 39
     Director   of  Vista   since  1995  and   director   of  PNB  since   1993.
     Ophthalmologist.

     DAVID L. HENSLEY, 52
     Director of Vista since 1988; director of PNB since 1985; and director of Twin Rivers since 1990. Current Executive Vice President of Vista. President and Chief Executive Officer of PNB since 1997. President of PNB from 1990 to 1997. Chief Operations Officer at PNB from 1985 to 1997.

--------------------------------------------------------------------------------

Required Vote

Nominees will be elected who receive a vote equal to a plurality of the shares of stock represented at the meeting. Your Board of Directors recommends a vote FOR the nominees for Class A director listed above. Abstentions and votes withheld for directors will have the same effect as votes against.


                                      COMMITTEES OF THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------------------------------------------
     Name                     Board of Directors     Executive    Audit    Planning    Retirement      Compensation
-------------------------------------------------------------------------------------------------------------------
Richard A. Cline                      |X|               |X|                 |X|(1)         |X|             |X|
-------------------------------------------------------------------------------------------------------------------
Harold J. Curry                       |X|(1)            |X|(1)                                             |X|(1)
-------------------------------------------------------------------------------------------------------------------
Dale F. Falcinelli                    |X|                          |X|(1)    |X|                           |X|
-------------------------------------------------------------------------------------------------------------------
James T. Finegan, Jr.                 |X|                          |X|       |X|           |X|             |X|
-------------------------------------------------------------------------------------------------------------------
Barry L. Hajdu                        |X|               |X|                  |X|                           |X|
-------------------------------------------------------------------------------------------------------------------
Barbara Harding                       |X|
-------------------------------------------------------------------------------------------------------------------
David L. Hensley                      |X|
-------------------------------------------------------------------------------------------------------------------
Mark A. Reda                          |X|               |X|                  |X|           |X|(1)          |X|
-------------------------------------------------------------------------------------------------------------------
Marc S. Winkler                       |X|
-------------------------------------------------------------------------------------------------------------------
J. Marshall Wolff                     |X|                          |X|                     |X|             |X|
-------------------------------------------------------------------------------------------------------------------

(1)  Chairman.

Number of Meetings

     The Board of Directors met 12 times during 1998. All of Vista's directors attended 75% or more of all Board of Directors and Committee meetings during 1998.

Executive Committee

The Executive Committee reviews the operations of the Board of Directors with respect to directors' fees and frequency of Board of Directors' meetings as well as Vista's strategic plan, capital structure and earnings performance. In addition, the Executive Committee analyzes other management issues, including the annual compensation review of key executive officers, and periodically makes recommendations to the Board of Directors based on its findings.


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


Audit Committee

The Audit Committee is responsible for the review and evaluation of the system of internal controls and corporate compliance with applicable rules, regulations and laws. The Audit Committee meets with Vista's internal auditor, independent auditors and senior management to review the scope of the internal and external audit engagements, the adequacy of the internal and external auditors, corporate policies to ensure compliance and significant changes in accounting principles.

Planning Committee

The Planning Committee works with management to formulate strategic planning for Vista. The Board of Directors of the subsidiaries forward their strategic plans and expansion opportunities to the Planning Committee for its review, guidance and approval.

Retirement Committee

The Retirement Committee is responsible for evaluating Vista's retirement benefits including all retirement plans. This committee reviews and votes on all proposed changes to Vista's pension and post retirement plans.

Compensation Committee

The Compensation Committee reviews issues with respect to employee incentive plans and other benefit plans for executive officers and is composed of all of the non-officer directors.


                        BOARD OF DIRECTORS' COMPENSATION

Directors' Fees

Directors' fees, paid only to directors who are not Vista employees, are as follows:

         Fee for each Board of Directors' meeting attended...........  $   400
         Fee for each committee meeting attended.....................  $   200
         Annual retainer fee paid to each director...................  $ 1,500

Directors received in the aggregate in 1998 $62,600 in fees.


                                 STOCK OWNERSHIP

THIS SECTION DESCRIBES HOW MUCH STOCK OUR DIRECTORS AND EXECUTIVE OFFICERS OWN. IT ALSO DESCRIBES THE PERSONS OR ENTITIES THAT OWN MORE THAN 5% OF OUR VOTING STOCK.


                 STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the number of shares of Common Stock owned by the executive officers and/or directors as of March 12, 1999. The aggregate number of shares owned by all directors and executive officers is 13.4%. Unless otherwise noted, each individual has sole voting and investment power for the shares indicated below.


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


------------------------------------------------------------------------------------------------------------------
                                              Amount and Nature of Shares Beneficially Owned as of March 12, 1999
                                          ------------------------------------------------------------------------
                                                                                         Aggregate Number of
                  Name                                 Options (1)                  Shares Beneficially Owned (2)
------------------------------------------------------------------------------------------------------------------
Richard A. Cline                                                                               248,998
------------------------------------------------------------------------------------------------------------------
Harold J. Curry                                                                                102,627
------------------------------------------------------------------------------------------------------------------
Dale F. Falcinelli                                                                               4,620
------------------------------------------------------------------------------------------------------------------
James T. Finegan, Jr.                                                                           34,070
------------------------------------------------------------------------------------------------------------------
Barry L. Hajdu                                                                                  46,676
------------------------------------------------------------------------------------------------------------------
Barbara Harding                                           4,950                                 47,043(4)
------------------------------------------------------------------------------------------------------------------
David L. Hensley                                          2,750                                 16,406
------------------------------------------------------------------------------------------------------------------
William F. Keefe                                          2,750                                 38,080(4)
------------------------------------------------------------------------------------------------------------------
Mark A. Reda                                                                                    60,805
------------------------------------------------------------------------------------------------------------------
Marc S. Winkler                                           2,750                                  9,251
------------------------------------------------------------------------------------------------------------------
J. Marshall Wolff                                                                                7,353
------------------------------------------------------------------------------------------------------------------
Directors and Officers as a Group(3)                     13,200                                615,929
------------------------------------------------------------------------------------------------------------------

(1)  Includes options exercisable within 60 days of March 12, 1999.

(2) Includes amounts listed in the options column plus shares held (a) directly, (b) jointly with a spouse, (c) individually by spouse, (d) by the transfer agent in the Vista dividend reinvestment account, and (e) in various trusts and custodial accounts.

(3) Includes 10 directors, 3 nominees for director, 6 officers - 11 persons in total.

(4) Includes 28,132 shares held in Vista's pension plan of which Mrs. Harding and Mr. Keefe are co-trustees who share investment and voting power with respect to these shares. Mrs. Harding and Mr. Keefe disclaim any beneficial ownership interest with respect to shares held in the pension plan.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Executive officers and directors and "beneficial owners" of more than ten percent of the Common Stock must file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market pursuant to
Section 16(a).

We have reviewed the reports and written representations from the executive officers and directors. Based on this review, Vista believes that all filing requirements were met during 1998.


                    VOTING STOCK OWNED BY "BENEFICIAL OWNER"

The following are the persons or entities known by Vista to own beneficially more than five percent of the Common Stock as of March 12, 1999.

--------------------------------------------------------------------------------
        Name and Address                      Number of Shares  Percent of Class
--------------------------------------------------------------------------------
Richard A. Cline                                  248,998            5.4%
813 South Main Street
Stewartsville, New Jersey  08886
--------------------------------------------------------------------------------
Phillipsburg National Bank and Trust Company      364,269 (1)        7.9%
305 Roseberry Street, P.O. Box 5360
Phillipsburg, New Jersey  08865
--------------------------------------------------------------------------------
Valley National Bank                              430,389 (2)        9.4%
1455 Valley Road
Wayne, New Jersey  07470
--------------------------------------------------------------------------------

(1) PNB's trust department holds or votes these shares in various fiduciary capacities and PNB's officers vote some of these shares under the employee retirement plan.

(2) According to the Schedule 13D filed with Vista on or about September 23, 1998, Valley National Bancorp is the parent bank holding company for the Valley National Bank. Valley National Bancorp disclosed that it had no plans, at the time of filing its Schedule 13D, to increase its ownership interest above 9.99% of the Common Stock or to effect any merger, reorganization, tender offer, exchange offer or any other type of transaction involving Vista. Furthermore, Valley National Bank made certain commitments to the Federal Reserve Board, which were, among others, that without prior approval of the Federal Reserve Board, it would not: seek any representation on


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


     the Vista Board of Directors; exercise any controlling influence over Vista management or policies; and solicit or participate in soliciting proxies with respect to any matter presented to Vista stockholders.


                             EXECUTIVE COMPENSATION

THIS SECTION CONTAINS CHARTS THAT SHOW THE AMOUNT OF COMPENSATION EARNED BY OUR EXECUTIVE OFFICERS WHOSE SALARY AND BONUS EXCEEDED $100,000 FOR 1998. IT ALSO CONTAINS THE PERFORMANCE GRAPH COMPARING VISTA'S PERFORMANCE RELATIVE TO ITS PEER GROUP AND THE REPORT OF OUR EXECUTIVE COMMITTEE EXPLAINING THE COMPENSATION PHILOSOPHY FOR OUR MOST HIGHLY PAID OFFICERS.


                                           SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                                                       Compensation
                                                                                    -------------------
                                                     Annual Compensation             Awards   Payouts
------------------------------------------ ---------------------------------------- --------- ---------
                                                                     Other Annual               LTIP      All Other
                                                    Salary   Bonus   Compensation   Options   Payouts   Compensation
            Name and Position               Year     ($)     ($)(1)     ($)(2)       (#)(3)    ($)(4)        ($)
----------------------------------------------------------------------------------------------------------------------
Barbara Harding                             1998   199,004    6,036     20,166       19,800    29,454        -0-
President and Chief Executive  Officer of   1997   183,768   26,416     22,692         --      20,662
Vista and Chairman of PNB                   1996   169,520   30,658     23,749         --        --
----------------------------------------------------------------------------------------------------------------------
David L. Hensley                            1998   159,042    5,139     21,376       11,000    21,522        -0-
Executive  Vice  President  of Vista  and   1997   150,020   21,910     21,994         --      17,587
President and Chief Executive  Officer of   1996   139,048   25,626     21,111         --        --
PNB
----------------------------------------------------------------------------------------------------------------------
Marc S. Winkler                             1998   150,020      -0-     13,915       11,000    11,397        -0-
Executive  Vice  President  of Vista  and   1997   134,160   11,732     16,024         --       -0-
President and Chief Executive  Officer of   1996   124,020   14,985     14,085         --        --
Twin Rivers
----------------------------------------------------------------------------------------------------------------------
William F. Keefe                            1998   116,168    5,139     13,948       11,000    21,522        -0-
Executive   Vice   President   and  Chief   1997   108,056   18,134     12,965         --      17,587
Financial  Officer  of Vista  and  Senior   1996   100,048   22,116     13,562         --        --
Vice   President   and  Chief   Financial
Officer of PNB
----------------------------------------------------------------------------------------------------------------------

(1) Includes the cash bonus award under the Employee Incentive Plan that was adopted in 1994.

(2) Includes directors' fees; life, medical and disability insurance premiums; 401(K) matching contributions; automobile use and social club dues.

(3)  Includes option grants under the 1998 Stock Compensation Plan.

(4) Represents the dollar value of Vista Common Stock awarded under the Employee Incentive Plan.


             EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

Executive compensation for the officers of Vista and its subsidiary banks is primarily determined by the Executive Committee of Vista's Board of Directors. Salaries and bonuses for the executive officers are reviewed annually. All executive compensation is paid by the respective subsidiary bank to the applicable executive.

Compensation Philosophy

Vista's executive compensation philosophy is designed to attract, retain, and motivate highly qualified executives in line with three central themes: alignment, accountability, and attraction.

     o    Alignment with the long-term interests of our stockholders;

     o Accountability for results by linking the executive's compensation to Vista's financial performance and individual performance; and

     o    Attraction, motivation and retention of key executives.

----------
* Pursuant to the Proxy Rules, this section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into Vista's Report on Form 10-K.


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


The Executive Committee annually conducts a full review of the performance of Vista and its executives in determining compensation levels. For 1998, the Executive Committee considered various qualitative and quantitative indicators of Vista and individual performance in determining the level of compensation for Vista's Chief Executive Officer and its other executive officers. The review included an evaluation of Vista's performance both on a short- and long-term basis. This review included an analysis of quantitative measures, such as growth in earnings, earnings per share, and Return on Equity. The Executive Committee considered also qualitative measures such as leadership, experience, strategic direction, community representation and social responsibility. The Executive Committee has been sensitive to management's maintaining a balance between actions that foster long-term value creation and short-term performance. In addition, the Executive Committee evaluates total executive compensation in light of the operational and financial performance and compensation practices of the commercial banking industry in the Mid-Atlantic region.

Depending on Vista's performance and individual performance, the Executive Committee determines appropriate base salary and annual bonuses. However, the Compensation Committee determines the award of stock options for Vista's executives. In 1998, the Executive and Compensation Committees did not apply any specific quantitative formulae in arriving at their respective compensation decisions on base salary and the award of stock options.

Components of Executive Compensation

Base Salary

Base salaries are reviewed each year and generally adjusted relative to individual performance and competitive salaries with the commercial banking industry in the Mid-Atlantic region. Actual salaries will continue to be set according to the scope of the responsibilities of each executive officer's position.

1998 Stock Compensation Plan

The Compensation Committee made grants under this plan in 1998 to four executive officers. Information on these grants is set forth in the chart "Option Grants For 1998." the Compensation Committee believes that these stock options align the interests of the executives with those of the stockholders by encouraging management to focus on total stockholder return and providing them an opportunity to share more directly in the creation of Vista value.

                         Submitted By The Members Of The Executive Committee



                         Richard A. Cline                    Barry Hajdu
                         Harold J. Curry                     Mark A. Reda



                                            OPTION GRANTS FOR 1998

---------------------------------------------------------------------------------------------------------------------
                                         Individual Grants (1)
                   -------------------------------------------------------------------
                                                                                        Potential Realizable Value at
                                       % of Total                                          Assumed Annual Rates of
                                         Options                                         Stock Price Appreciation for
                        Options          Granted         Exercise                              Option Term (2)
                        Granted       to Employees        Price                         -----------------------------
      Name                (#)           for 1998          ($/Sh)     Expiration Date          5%              10%
---------------------------------------------------------------------------------------------------------------------
Barbara Harding        19,800            37.5            19.25      February 20, 2008       $239,703        $607,455
---------------------------------------------------------------------------------------------------------------------
David L. Hensley       11,000            20.9            19.25      February 20, 2008       $133,168        $337,975
---------------------------------------------------------------------------------------------------------------------
Marc S. Winkler        11,000            20.8            19.25      February 20, 2008       $133,168        $337,975
---------------------------------------------------------------------------------------------------------------------
William F. Keefe       11,000            20.8            19.25      February 20, 2008       $133,168        $337,975
--------------------------------------------------------------------------------------------------------------------

(1) The 10-year options were granted on February 20, 1998, pursuant to the 1998 Stock Compensation Plan at the exercise price listed above, which equals the fair market on date of grant. These option grants were awarded based on Vista's individual performance in 1998. Each option will become exercisable as to one-fourth of the total shares granted on February 20, 1999, as to one-fourth on February 20, 2000, as to one-fourth on February 20, 2001, and as to the remaining one-fourth on February 20, 2002. In the event of a change in control, the Compensation Committee can specify a termination date for all outstanding options and the holder shall receive an amount equal to the excess of the fair market value prior to the change in control date over the exercise price. Options are canceled

     3 months after termination without cause. Options are canceled that have not become exercisable immediately upon termination for cause.

(2) These columns present hypothetical future values that might be realized upon exercise of the options, minus the exercise price. These values assume that the market price of Vista's stock appreciates at a five and ten percent compound annual rate over the 10-year term of options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's Proxy Rules and do not necessarily reflect management's assessment of Vista's future stock price performance. These potential realizable values presented are not intended to indicate the value of the options.


                          ESTIMATED RETIREMENT BENEFITS

Vista maintains a defined benefit pension plan covering all employees. Benefits under the plan are based on a "Cash Balance" type formula under which hypothetical accounts are maintained for each employee. The initial amount of this account was the actuarial present value of pension benefits earned under a prior formula. In subsequent years, this hypothetical account is increased by an annual addition based on the employee's salary and by interest. At retirement, the amount in this hypothetical account will be converted to the actuarially equivalent monthly income.

Estimated annual benefits payable upon retirement at normal  retirement age (age
65) for each named executive are as follows:

                        Barbara Harding           $143,600
                        David L. Hensley          $ 77,455
                        Marc S. Winkler           $134,876
                        William F. Keefe          $119,567

These estimates are based on the assumption that base salaries will increase at an annual rate of 5% and assumes that no bonuses will be paid after 1998; the Social Security Taxable Wage Base will increase 5% per year; the federal limit on maximum compensation will grow at a ratio of 3% per year; and the maximum limit on plan benefits will increase such that it will not limit benefits for these employees.

Vista has also a 401(k) retirement savings plan. Under the 401(k) retirement savings plan, employee contributions are partially matched by Vista. Such matching becomes vested proportionally over five years of credited service.


                          FIVE-YEAR PERFORMANCE GRAPH*

The following graph and table compare the cumulative total stockholder return on Vista's Common Stock during the five-year period ending on December 31, 1998, with (i) the cumulative total return on the SNL Securities Corporate Performance Index(1) for publicly-traded banks with less than $500 million in total assets in the Middle Atlantic area(2), (ii) for-publicly-traded banks with total assets between $500 million and $1 billion in the Middle Atlantic area, and (iii) the cumulative total return for all United States stocks traded on the NASDAQ Stock Market. The comparison assumes the value of the investment in Vista Common Stock and each index was $100 on December 31, 1993, and assumes further the reinvestment of dividends into the applicable securities. The stockholder return shown on the graph and table below is not necessarily indicative of future performance.

----------
* Pursuant to the Proxy Rules, this section of the proxy statement is deemed "filed" with the SEC and is not incorporated by reference into Vista's Report on Form 10-K.

Required Vote

The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.

The Board of Directors recommends that you vote FOR approval of the appointment of Rudolph, Palitz LLP. Proxies solicited by the Board of Directors will be so voted unless you specify otherwise.


                          EMPLOYEE STOCK PURCHASE PLAN

            PROPOSAL TO APPROVE THE 1999 EMPLOYEE STOCK PURCHASE PLAN
                              Item 3 on Proxy Card

Vista has had an Employee Stock Purchase Plan since 1988 and the plan has been successful over the years. The Vista stockholders have given their approvals to amendments to this plan and to further reservations of Common Stock for employee purchases under the plan. As a continuation of this plan, Vista's Board of Directors has approved the 1999 Employee Stock Purchase Plan which reserves an additional 25,000 shares of Common Stock for all employees to purchase under the terms of this plan. The Stockholders must approve this plan. The terms of this new plan are the same as those of the current Employee Stock Purchase Plan.

Vista management made the commitment to its stockholders that all future reservations of Common Stock for employee purchases must be approved by the Board of Directors and the stockholders.

The plan acts as a vehicle for all of Vista employees to own an interest in the company through a voluntary payroll deduction. The plan is another method for the employees to become more aligned with the interests of the stockholders and to be a stakeholder in the overall financial performance of Vista.

The 1999 Employee Stock Purchase Plan will be approved if it receives the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting.

The Board of Directors recommends that you vote FOR approval of the 1999 Employee Stock Purchase Plan as set forth at Exhibit A.


                                OTHER INFORMATION

THIS SECTION SETS OUT OTHER INFORMATION YOU SHOULD KNOW BEFORE YOU VOTE.


         TRANSACTIONS INVOLVING VISTA'S DIRECTORS AND EXECUTIVE OFFICERS

Vista encourages its directors and executive officers to have banking and financial transactions with its bank subsidiaries. All of these transactions are made on comparable terms and with similar interest rates as those prevailing for other customers.

The total consolidated loans made by Vista at December 31, 1998, to its directors and officers as a group, members of their immediate families and companies in which they have a 10% or more ownership interest was $6.5 million or 13.9% of Vista's total consolidated capital accounts. The largest amount for all of these loans in 1998 was $6.5 million or 13.9% of Vista's total consolidated capital accounts. During 1998, advances and repayments on these loans were $9.1 million and $8.4 million, respectively. These loans did not involve more than the normal risk of collectibility nor did they present other unfavorable features.



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